For Immediate Release:

TaxMasters, Inc. Helps Clients Obtain Exceptional Tax Savings
Through the IRS’ Offer in Compromise Program, TaxMasters Saved Clients Over $700,000 in Q1 2010.

HOUSTON —August 10, 2010— TaxMasters, Inc. (OTC BB: TAXS), the IRS tax relief company and a leading provider of tax representation services, today announced that through the Offer in Compromise program with the Internal Revenue Services, it has saved clients a total of $704,000 in the first quarter of 2010.

In the first quarter of 2010, TaxMasters clients owing over $770,000 in past due taxes and accrued penalties, submitted Offers in Compromise that were accepted by the IRS. The accepted offers resulted in TaxMasters clients paying less than 10 percent of the actual tax liabilities owed. Through its knowledgeable staff, TaxMasters was able to settle significant individual and small business tax debts through effective negotiations with the IRS. TaxMasters professionals walk each client through his or her individual case, acting as a liaison between the client and IRS personnel to find financially manageable tax resolutions.

“Many with IRS tax debt don’t realize there are over 100 steps involved in completing an Offer in Compromise with the IRS,” says Reneé Miller, vice president of tax services at TaxMasters. “TaxMasters continues to have outstanding success getting clients back into compliance with the IRS, determining if they qualify for a settlement, and finally helping them effectively prepare and submit quality Offers in Compromise.”

An Offer in Compromise is an agreement between a taxpayer and the government where the government accepts payments of less than the full tax debt in exchange for the taxpayer’s promise to abide by tax laws for at least five years. According to the National Taxpayer Advocate 2009 Annual Report to Congress, lawmakers have repeatedly encouraged the IRS to “be flexible in finding ways to work with taxpayers who are sincerely trying to meet their obligations and remain in the tax system.”

In conjunction with Offers in Compromise, TaxMasters provides clients with a suite of tax offerings and services, including tax preparation, strategic advocacy and client audits. Established in 2001, the company has represented its clients in various tax crises, focusing on helping clients regain compliance, re-enter the tax system, settle outstanding tax debts, as well as negotiate payment plans. With an increasing number of Americans facing tax debt, TaxMasters has grown exponentially over the last seven years, taking the IRS tax representation firm from six employees to over 300.

About TaxMasters, Inc.

TaxMasters, Inc. (OTCBB: TAXS), the IRS tax relief company, is the first publicly traded tax representation firm in the United States. Started by Patrick R. Cox in 2001, TaxMasters offers a full suite of services and counsel to taxpayers across the country facing seemingly insurmountable tax problems, and relief from substantial federal tax debt. Tax services from TaxMasters include IRS consultations, tax return preparation, settlement analysis, and assistance with IRS automated collections, Revenue Officer involvement and collection due process.

Employing over 300 people, TaxMasters leverages the expertise of ex-IRS agents, enrolled agents, attorneys, CPAs and seasoned tax consultants ready to counsel and assist every day people with their specific tax problems today.

For more information about TaxMasters, Inc. and its commitment to help taxpayers in the United States solve tax problems, please visit www.txmstr.com.

Follow TaxMasters on Twitter at http://twitter.com/gotaxmasters.

Visit TaxMasters’ blog at http://www.txmstr.com/blog/

Forward-Looking Statements

Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this release (often identified by such words as "believes," "expects," "beginning," "intended," "planned") regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.

Investors/Media:

Suzanne McGee
(212) 651-4226